Exhibit 99.1

Silence Therapeutics Reports Second Quarter 2025 Financial Results and Recent Business Highlights

•  Presented Updated SANRECO Phase 1 Data at EHA 2025 Further Supporting Potential for

Divesiran as First-in-Class siRNA in PV

•  SANRECO Phase 2 Study On-Track for Complete Enrollment by Year-End 2025

7 August 2025

LONDON, Silence Therapeutics plc, Nasdaq: SLN (“Silence” or “the Company”), a global clinical-stage company developing novel siRNA (short interfering RNA) therapies, today reported its financial results for the second quarter ended June 30, 2025, and reviewed recent business highlights.

“The updated data we presented at EHA this past quarter were highly encouraging and supportive of the therapeutic potential of divesiran as a first-in-class siRNA in PV,” said Craig Tooman, President and Chief Executive Officer at Silence. “The SANRECO Phase 2 trial of divesiran in PV patients continues to progress towards full enrollment this year and remains our top priority.”

Rhonda Hellums, Silence’s Chief Financial Officer, said, “We are continuing to prioritize investments in key areas where we see the highest potential to deliver near term value, including ensuring the successful completion of the SANRECO Phase 2 trial enrollment by year-end. We ended the quarter with approximately $114.2 million in cash and cash equivalents and short-term investments and are reiterating our cash runway guidance into 2028.”

Second Quarter 2025 & Recent Business Highlights

Divesiran for Polycythemia Vera (PV)

•	Presented updated data from the SANRECO Phase 1 study at the European Hematology Association (EHA) 2025 Annual Congress, further supporting divesiran’s compelling therapeutic profile, including:

•	Additional data showing that treatment with divesiran led to durable hematocrit control (<45%) and essentially eliminated the need for phlebotomies in the targeted population.

•	Divesiran increased hepcidin and ferritin, resulting in elevation of iron body content and improved iron deficiency.

•	Divesiran was well tolerated with no dose-limiting toxicities.

•	Exceeded 50% enrollment in the Phase 2 portion of the SANRECO trial and remain on-track to complete enrollment by year-end 2025.

Zerlasiran for Cardiovascular Disease

•

Completed core Phase 3 readiness activities, including manufacturing and supply scale up. We continue to be in dialogues with potential third-party partners for Phase 3 development of zerlasiran as well as potential future commercialization activities.

Other R&D Updates

•

Advanced extra-hepatic cell targeting of siRNA where we are seeing promising initial preclinical activity in mice models. As a result, we are prioritizing our extra-hepatic activities and have decided to pause initiating a Phase 1 study of SLN548, our wholly owned siRNA for complement-mediated diseases.

Collaborations

•	A Phase 1 study of our siRNA product candidate, SLN312, which is licensed to AstraZeneca, is ongoing.

Second Quarter 2025 Financial Highlights

•	Cash Position: Cash and cash equivalents, and short-term investments of $114.2 million as of June 30, 2025, which are expected to fund our operational plans into 2028.

•

Research & Development Expenses: R&D expenses were $17.6 million for the quarter ended June 30, 2025, as compared to $13.8 million for the quarter ended June 30, 2024. The increase in R&D expenses was primarily driven by the advancement of our clinical trials and an increase in contract manufacturing activities.

•

General & Administrative Expenses: G&A expenses were $5.1 million for the quarter ended June 30, 2025, as compared to $7.0 million for the quarter ended June 30, 2024. The decrease in G&A expenses was primarily due to a reduction in reporting and compliance requirements, as well as our efforts to increase operating efficiencies.

•	Net Loss: Net loss was $27.4 million for the quarter ended June 30, 2025, as compared to $19.8 million for the quarter ended June 30, 2024.

About Silence Therapeutics

Silence Therapeutics is a global clinical-stage biotechnology company committed to transforming people’s lives by silencing diseases through precision engineered medicines created with proprietary siRNA (short interfering RNA) technology. Silence leverages its mRNAi GOLD™ platform to create innovative siRNAs designed to precisely target and silence disease-associated genes in the liver, which represents a substantial opportunity. Silence focuses on areas of high unmet medical need with programs advancing in cardiovascular disease, hematology and rare diseases. For more information, please visit https://www.silence-therapeutics.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include, but are not limited to, statements about: the Company’s business strategy and plans, including the Company’s clinical development activities and timelines; the therapeutic benefits of the Company’s product candidates; the timing of patient enrollment of the SANRECO Phase 2 trial; the progression and advancement of collaborations; the Company’s ability to deliver near term value; and the Company’s anticipated extended cash runway. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: the company’s history of net operating losses; the company’s ability to obtain necessary capital to fund its clinical programs; the early stages of clinical development of the company’s product candidates; the company’s ability to obtain regulatory approval of and successfully commercialize its product candidates; any undesirable side effects or other properties of the company’s product candidates; the company’s reliance on third-party suppliers and manufacturers; the outcomes of any future collaboration agreements; and the company’s ability to adequately maintain intellectual property rights for its product candidates. These and other risks are described in greater detail under the section titled “Risk Factors” contained in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the company’s other filings with the SEC. Any forward-looking statements that the Company makes in this press release are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, and speak only as of the date of this press release. Except as required by law, the company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inquiries:

Silence Therapeutics plc Gem Hopkins, VP, IR and Corporate Communications ir@silence-therapeutics.com	Tel: +1 (646) 637-3208

Silence Therapeutics plc

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share data)

	June 30, 2025	December 31, 2024
Current assets
Cash and cash equivalents	$41,739	$121,330
Short-term investments	72,416	26,004
R&D benefit receivable	19,957	24,396
Other current assets	14,356	14,664
Trade receivables	85	972

Total current assets	148,553	187,366
Property, plant and equipment	1,775	1,818
Operating lease right-of-use assets	58	157
Goodwill	10,617	9,392
Other intangible assets	317	312
Other long-term assets	3,913	3,590

Total assets	$165,233	$202,635

Current liabilities
Contract liabilities	$(457)	$(306)
Trade and other payables	(14,311)	(16,399)
Operating lease liabilities, current	—	(117)

Total current liabilities	(14,768)	(16,822)
Contract liabilities	(56,310)	(51,790)

Total liabilities	$(71,078)	$(68,612)

Commitments and contingencies (Note 11)
Shareholders’ equity
Ordinary shares - par value £0.05 per share; 141,701,848 shares issued at June 30, 2025 (December 31, 2024: 141,674,074)	(10,290)	(10,288)
Additional paid-in capital	(615,113)	(609,560)
Accumulated deficit	529,844	474,044
Accumulated other comprehensive loss	1,404	11,781

Total shareholders’ equity	(94,155)	(134,023)

Total liabilities and shareholders’ equity	$(165,233)	$(202,635)

Silence Therapeutics plc

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited, in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Revenue	$224	$756	$366	$16,455
Cost of sales	(85)	(3,333)	(139)	(6,133)

Gross profit	139	(2,577)	227	10,322
Research and development costs	(17,647)	(13,802)	(38,460)	(25,647)
General and administrative expenses	(5,131)	(7,009)	(12,815)	(13,644)
Restructuring charges	(1,324)	—	(1,324)	—

Operating loss	(23,963)	(23,388)	(52,372)	(28,969)
Foreign currency (loss)/gain, net	(6,613)	(222)	(10,382)	129
Other income, net	861	1,351	1,830	2,017
Benefit from R&D credit	2,371	2,732	5,050	5,228

Loss before income tax expense	(27,344)	(19,527)	(55,874)	(21,595)

Income tax expense	(10)	(228)	(10)	(472)

Net Loss	$(27,354)	$(19,755)	$(55,884)	$(22,067)

Loss per share (basic and diluted)	$(0.19)	$(0.14)	$(0.39)	$(0.16)

Weighted average shares outstanding (basic and diluted)	141,696,047	140,208,929	141,687,438	136,045,022